Exhibit 21.1

SUBSIDIARIES OF TRANSDIGM GROUP INCORPORATED

TransDigm Inc. is a wholly owned subsidiary of TransDigm Group Incorporated.

TransDigm Inc. owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State of Jurisdiction of Incorporation or Organization
Acme Aerospace, Inc.	Delaware
Adams Rite Aerospace, Inc.	California
AeroControlex Group, Inc.	Delaware
Aircraft Parts Corporation	New York
Aviation Technologies, Inc.	Delaware
Avionic Instruments LLC	Delaware
Avtech Corporation	Washington
Bruce Aerospace, Inc.	Delaware
Bruce Industries, Inc.	Colorado
CDA InterCorp LLC	Florida
CEF Industries, LLC	Delaware
Champion Aerospace LLC	Delaware
Dukes Aerospace, Inc.	Delaware
Hartwell Corporation	California
Malaysian Aerospace Services, Inc.	Delaware
Marathon Power Technologies Limited	England
MarathonNorco Aerospace, Inc.	Delaware
McKechnie Aerospace DE, Inc.	Delaware
McKechnie Aerospace (Europe) Ltd.	England
McKechnie Aerospace Holdings, Inc.	Delaware
McKechnie Aerospace Investments, Inc.	Delaware
McKechnie Aerospace US LLC	Delaware
Mecanismos De Matamores S.A. de C.V.	Mexico
Schneller Asia Pte. Ltd.	Singapore
Schneller Holdings LLC	Delaware
Schneller International Sales Corp.	Ohio
Schneller LLC	Delaware
Schneller S.A.R.L.	France
Semco Instruments, Inc.	Delaware
Skurka Aerospace Inc.	Delaware
Technical Airborne Components Limited	England
Technical Airborne Components Industries SPRL	Belgium
Texas Rotronics, Inc.	Texas
Transicoil (Malaysia) Sendirian Berhad	Malaysia
Traniscoil LLC	Delaware
Western Sky Industries LLC	Delaware